Sub-Item 77Q1: Exhibits

(a) Copies of any material amendments to the registrant’s charter or bylaws:

(a.1.) Articles Supplementary dated February 28, 2008 filed as Exhibit Item 23 a.(xiii) – incorporated herein by reference to the SEC filing on April 29, 2008 under Conformed Submission Type 485(b) for Hartford Series Fund, Inc., CIK 0001053425, accession number 0001104659-08-027925

(a.2.) Articles of Amendment dated May 30, 2008 filed herein.

(b) Copies of the text of any proposal described in answer to sub-item 77D:

      Hartford Capital Appreciation HLS Fund

The fund’s diversified portfolio of equity securities is evaluated using what is sometimes referred to as a “bottom up” approach, which is the use of fundamental analysis to identify specific securities for purchase or sale.  In analyzing a prospective investment, Wellington Management looks at a number of factors, such as business environment, management quality, balance sheet, income statement, anticipated earnings, revenues, dividends and other related measures of valuation and growth potential.  The fund may trade securities actively.

The fund employs a multiple portfolio manager structure and is organized into three broad strategies, each of which includes one or more specific portfolio management approaches.  Each approach is focused on total return, and together the strategies represent an opportunistic, flexible and diversified fund profile.
      The fund is organized as follows:

      Opportunistic Growth:
Opportunistic Growth approaches seek growth of capital by investing primarily in a diversified portfolio of common stocks covering a broad range of industries, companies and market capitalizations that Wellington Management believes have superior growth potential.

      Opportunistic Value:
Opportunistic Value approaches seek growth of capital by investing primarily in common stocks covering a broad range of industries and market capitalizations that Wellington Management believes are undervalued and have the potential for appreciation.

      Broad/Special Opportunities:
Broad/Special Opportunities approaches seek growth of capital by identifying companies that have substantial capital appreciation potential.  Investments may be selected based on the expectation of dynamic earnings growth potential and/or a belief that securities are undervalued at current price levels.  In aggregate managers in this sleeve will invest in companies across a range of market capitalizations, industries and countries.

      Hartford Equity Income HLS Fund

The fund’s investment approach is based on the fundamental analysis of dividend-paying companies with market capitalizations generally above $2 billion that have below average estimated price-to-earnings ratios.

The typical purchase candidate may be characterized as an overlooked or misunderstood company with sound fundamentals.  Holdings are frequently in viable, growing businesses with solid financial strength in industries that are temporarily out of favor and under-researched by institutions.   Portfolio construction is driven primarily by security selection.  Limited consideration is given to economic analysis in establishing sector and industry weightings.

      Hartford Global Advisers HLS Fund

The fund’s investment process emphasizes bottom-up research with a focus on companies with improving fundamentals exemplified by identifiable catalysts and strong earnings growth.

The equity portion of the fund may invest in a broad range of market capitalizations, but tends to focus on mid- to large-capitalization companies with market capitalizations greater than $2 billion.

      Hartford Global Equity HLS Fund

      The Hartford Global Equity HLS Fund seeks long-term capital appreciation.

Under normal circumstances, the fund invests at least 80% of its assets in equity securities.  The fund seeks to achieve its goal by investing primarily in equity securities of companies in a broad range of countries, industries and market capitalizations worldwide.  The fund’s diversified portfolio of equity securities is constructed by allocating the fund's assets across a variety of industries, and then selecting companies in each industry that are deemed to be attractive by members of Wellington Management's team of global industry analysts. Wellington Management may favor certain industries at times based upon the relative attractiveness of stocks within those industries, macroeconomic factors, or the availability of stocks at attractive prices.  The fund will typically seek to maintain some representation in each major industry represented in the MSCI All Country World Index.  The MSCI All Country World Index is currently comprised of forty-eight countries.  The fund will invest in securities of companies located in a number of different countries throughout the world, one of which may be the United States; however the fund has no limit on the amount of assets that may be invested in each country.  Securities in which the fund invests are denominated in both U.S. dollars and foreign currencies and may trade in both U.S. and foreign markets.  The fund may invest in securities of companies that conduct their principal business activities in emerging markets or whose securities are traded principally on exchanges in emerging markets.

In analyzing a prospective investment, Wellington Management utilizes what is sometimes referred to as a “bottom-up” approach, which is the use of fundamental analysis to identify specific securities for purchase or sale. Fundamental analysis of a company involves the assessment of such factors as its business environment, management quality, balance sheet, income statement, anticipated earnings, revenues and dividends, and other related measures or indicators of value.  The fund may trade securities actively.

      Hartford Global Growth HLS Fund

The fund may invest up to 25% of its total assets in securities of issuers in countries with emerging economies or emerging securities markets.

The fund’s investment process emphasizes bottom-up research with a focus on companies with improving fundamentals exemplified by identifiable catalysts and strong earnings growth.

The fund may invest in a broad range of market capitalizations, but tends to focus on mid to large capitalization companies with market capitalizations greater than $2 billion.

      Hartford High Yield HLS Fund and Hartford Total Return Bond HLS Fund

The fund may also invest up to 15% of its total assets in bank loans or loan participation interests in secured (including second lien loans – secured loans with a claim on collateral subordinate to a senior lender’s claim on such collateral) or unsecured variable, fixed or floating rate loans to corporations, partnerships and other entities (including loans of foreign borrowers and loans denominated in foreign currency).

      Hartford International Growth HLS Fund

The fund may invest up to 25% of its total assets in securities of companies that conduct their principal business activities in emerging markets or whose securities are traded principally on exchanges in emerging markets.

      Hartford International Small Company HLS Fund

The fund defines small capitalization companies as companies with a market capitalization no greater than $10 billion.

      Hartford Total Return Bond HLS Fund

The fund may also invest up to 15% of its total assets in bank loans or loan participation interests in secured (including second lien loans – secured loans with a claim on collateral subordinate to a senior lender’s claim on such collateral) or unsecured variable, fixed or floating rate loans to corporations, partnerships and other entities (including loans of foreign borrowers and loans denominated in foreign currency).

(e) Copies of any new or amended Registrant investment advisory contracts

We hereby incorporate by reference the following agreement which was filed during the period:

(e.1.)  Investment Management Agreement (American Funds Asset Allocation HLS Fund, American Funds Blue Chip Income & Growth HLS Fund, American Funds Bond HLS Fund, American Funds Global Bond HLS Fund, American Funds Global Growth & Income HLS Fund, American Funds Global Growth HLS Fund, American Funds Global Small Cap HLS Fund, American Funds Growth HLS Fund, American Funds Growth-Income HLS Fund, American Funds International HLS Fund, American Funds New World HLS Fund) filed as Exhibit 23 d.(ix) in the SEC filing on April 29, 2008 under Conformed Submission Type 485(b) for Hartford Series Fund, Inc., CIK 0001053425, accession number 0001104659-08-027925.